BRANCH MANAGER EMPLOYMENT AGREEMENT

The parties to this Employment Agreement are AmStar Mortgage Corporation, a Texas Corporation, hereinafter referred to as “AMSTAR” and _________________________________________, the undersigned employee, hereinafter referred to as “MANAGER” in this Agreement, and entered into this Agreement as of the _______ day of __________, 200____, with reference to the following facts. The agreement becomes effective upon signing by both “MANAGER” and AMSTAR”.

WHEREAS, “AMSTAR” is a mortgage company duly licensed by the State of Texas and other states as applicable, federal agencies, and lending institutions. The “MANAGER” acknowledges as a prerequisite of employment he/she must comply with all requirements of “AMSTAR” mortgage and lending licensing agencies. “MANAGER” agrees not to originate or close any mortgage loans until the proper licenses are obtained.

NOW THEREFORE, “AMSTAR” and “MANAGER” agree to the following terms and conditions in exchange for the mutual promises, consideration and covenants set forth in this Agreement.

1.0       Warranties & Covenants

             1.1.0     Authority.      “AMSTAR” and “MANAGER” each warrant, promise, and covenant that “AMSTAR” and “MANAGER” have the complete right, power and authority to enter into this Agreement.

             1.2.0     Compliance.      “MANAGER” warrants, promises, and covenants that he/she will take all necessary action to: (1) comply with all state, federal and other licensing requirements and obligations; (2) comply with all AmStar policies; and (3) comply with and fulfill the terms and conditions of this Agreement.

2.0       Employment At Will.      AmStar hereby employs “MANAGER” and “MANAGER” hereby accepts employment with AmStar on an “At Will” basis, whereby either AmStar or “MANAGER” may terminate employment at any time, for any reason, with or without cause or notice other than required by law. With termination by either party, “MANAGER” as a condition of the termination will terminate any and all employees from “MANAGER’S” branch office as a condition of termination. “MANAGER” agrees to hire any and all employees on an “at will” basis only. The home office of AmStar must approve all new employees as a condition of employment.

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3.0       Work For Hire Basis.      The “MANAGER” accepts employment with “AMSTAR” under a “Work For Hire” basis. “MANAGER” acknowledges that “AMSTAR” will have complete ownership of all property rights, including, but not limited to loan files, bank and financial records and information, patents, trademarks, copyrights, for all publications, documents, data, information, lender lists, loan pricing and fees, and all other work product provided by AmStar and/or developed by “MANAGER” during the term of employment.

             3.1.0      Rights of Offset.      “AMSTAR” has the right to offset any money of the branch against any fees owed to “AMSTAR” or its mortgage investors, vendors or clients as needed to pay any fees, bills, commissions of any kind of the “MANAGER” or his/her branch office. Any federal or state fines against the branch may also be offset by “AMSTAR”.

4.0       Title and Duties of Employment.

             4.1.0     Title.      “AMSTAR hereby employs and issues “MANAGER” the title of Assistant Vice President and Branch Manager. This title does not give “MANAGER” the right to obligate “AMSTAR” in any way except as explicitly indicated herein.

             4.2.0      Duties.      The “MANAGER” agrees to fulfill the following duties as a Branch Manager.

                            4.2.1     Branch duties.      “MANAGER” will be responsible for the day to day operations of the branch to include: Hiring and managing all loan officers and staff, arranging payroll through “AMSTAR’S” payroll service, arranging payments, in a timely manner, of all expenses associated with the operation of the branch, from the “AMSTAR” branch bank account. “MANAGER” shall maintain acceptable accounting procedures as directed by “AMSTAR”. “MANAGER” agrees to send all accounting reports, bank statements, pipeline and closing reports to “AMSTAR’S” main office on a basis as required by “AMSTAR”. The “MANAGER” shall follow and maintain “AMSTAR” quality control procedures per “AMSTAR” Quality Control Manual. “MANAGER” will be responsible for maintaining copies of all loan files originated whether or not the loan was closed, rejected or withdrew for a period of at least three (3) years, unless the state requires a longer period of maintenance, then the state requirement will be used. When the “MANAGER” or “AMSTAR” terminates this agreement for any reason, then it is the responsibility of the “MANAGER” to send all loan files, logs, records, and financial data and information to the home office at the “MANAGER’S” expense within 10 days of termination. “MANAGER” is given the authority to originate, process, negotiate for sale and sign all documents for loans originated and sold by his/her branch. “MANAGER ” is expressly forbidden to have any further authority to obligate “AMSTAR” to any other agreement, loan, obligation, or agreement.

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                               “MANAGER” is explicitly forbidden to negotiate with or enter into any lender agreement or any other contract of any kind, including but not limited to, contracts with: vendors, office leases, credit reporting agencies, or any that would bind “AMSTAR” for responsibility in or payment of any kind, without the express written approval of the President of “AMSTAR”.

                              (All Leases must be signed and approved by “AMSTAR’S” President). “MANAGER” agrees to not purport to have the authority to bind the “AMSTAR” on the above. “MANAGER” will furnish necessary accounting, loan and quality control records in a timely manner as needed by “AMSTAR”. “MANAGER” agrees to employ the branch employees in accordance with the “AMSTAR” Branch and Employee manuals. Manager agrees to only do business with approved “AMSTAR” vendors and investors.

                              4.2.2    Loan Origination.      “MANAGER” will generate potential borrowers, pre-qualify borrowers, complete all loan applications and documents, obtain all required supporting documents and information, process loan applications and submit a complete loan file in a timely and proper manner pursuant to “AMSTAR” and/or “AMSTAR’S” lender’s procedures.

                              4.2.3    Loan Quotes and Pricing.      “MANAGER” will provide all applicants with correct and accurate interest rate quotes, and loan information to the best of his/her ability. These quote sheets must be maintained for FHA and State auditors at the “MANAGER’S branch office.

                              4.2.4    Compliance.      “MANAGER” will fulfill all requirements and obligations necessary to comply with state and federal laws, lender and agency licensing requirements, and investor regulations, including, but not limited to, agencies commonly known as “Fannie Mae” (FNMA), “Freddie Mac” (FHLMC), “Ginnie Mae” (GNMA), “Federal Housing Administration” (FHA), “Rural Development” (RD) (Formerly Farmers Home Administration), and “Veterans Administration” (VA).

                              4.2.5    Education and Knowledge.      “MANAGER” represents he/she has the necessary training and educational knowledge to adequately understand the laws and requirements of the position. “MANAGER” will abide by or attend all required continuing educational courses required by any of the following: (1) state, local and federal laws, licensing compliance requirements, and regulations; (2) all AmStar rules and procedures; (3) all “AMSTAR” manuals, memos and communications; (4) AmStar regional or national conference; and, (5) all “AMSTAR” and lender processing, underwriting rules and procedures to properly fulfill all the terms and conditions of employment with “AMSTAR”. Any failure by “MANAGER” to acquire and maintain sufficient knowledge will be grounds for dismissal.

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                              4.2.6    Loan Processing and Underwriting.      Although “AMSTAR” may assign responsibility for processing and underwriting of loan applications to others, the “MANAGER” will remain responsible for the complete, proper, and accurate processing of all loan applications and documents on files generated and submitted by “MANAGER” or his/her staff.

                              4.2.7    Collection of AmStar Funds and Fees.       All funds, money and other valuable property received by “MANAGER” on behalf of “AMSTAR” to be held for others, will be received in trust by “MANAGER” and deposited immediately into “AMSTAR’S” escrow trust account at the home office. “MANAGER” is expressly forbidden to take and/or hold escrow funds or have any escrow account. All credit report and appraisal money collected from applicants must be made out directly to the vendor or appraiser. “MANAGER” will be responsible for the collection of fees to pay for appraisals, credit reports, inspections and other services. If “MANAGER” fails to collect specified fees, the “MANAGER’S” branch remains responsible for such payment and agrees to deduct such fees from “MANAGER’” compensation. All loan closing fees received by “MANAGER” on loans funded by “MANAGER’S” branch office is to ONLY be deposited into the “AMSTAR’S” branch checking account authorized by “AMSTAR”.

                              4.2.8    Loans and Other Transactions.      “MANAGER” acknowledges that “AMSTAR” is the owner of all branch loan files, including all loan applications, logs, financial data and paperwork submitted by the borrowers. “MANAGER” agrees to submit to “AMSTAR” all loan requests and applications acquired by or prepared by “MANAGER and/or his/her staff during the period of employment as needed. If terminated, “ MANAGER” agrees to submit at his/her cost all loan documents, applications, loan logs, and financial data within 10 days to the home office. “MANAGER” cannot purchase or sale real property secured by a mortgage to be originated by “MANAGER’S” branch, unless express written permission is given by “AMSTAR” and by notifying the Mortgage Lender in writing prior to such transaction. The “MANAGER” cannot transfer any loans to any other lender.

                              4.2.9    Automobile, Auto Insurance and Business Expenses.      “MANAGER” will furnish “MANAGER’S” own automobile and will be responsible for all related expenses. “MANAGER” will at all times maintain, at “MANAGER’S” expense, liability insurance coverage on any automobile used by “MANAGER” in connection with his/her employment with liability limits of at least $300,000.00 or the maximum allowed by law. The auto liability insurance shall be sufficient to satisfy and comply with the laws of the State of Texas and the state of employment, and must include “Uninsured Motorist” coverage. “AMSTAR” may require “MANAGER” to furnish “AMSTAR” evidence of automobile insurance coverage. “MANAGER” will be responsible for all his/her automobile expenses, unless the “MANAGER” signs a lease with “AMSTAR”.

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                              4.2.10  Professionalism: Loyalty: Illegal Acts.      “MANAGER” agrees to do business in a professional manner, abide by all laws, operate in good faith toward the public, government, “AMSTAR” and “AMSTAR’S” Investors and honor all commitments entered into by “MANAGER” and “AMSTAR”. “MANAGER” agrees to conduct business with the highest levels of business ethics and practices, so as to minimize the possibilities of any charge of loan fraud or other claims of illegal or unfair dealings, and to avoid even the appearance of impropriety in any business dealings connected with “AMSTAR’S” clients. A breach of this covenant by “MANAGER” shall be grounds for immediate termination.

                As a condition of employment “MANAGER” agrees to remain loyal to “AMSTAR” in the production of loans and the handling of business relationships. “MANAGER” and his/her branch shall originate only mortgage loans and shall promote only those loan programs authorized and approved by “AMSTAR”. “MANAGER” shall not enter into any relationship or position as an employee, partner, owner or compensated referral agent for any business or entity in any way related to mortgage loan production or the loan closing process, without the express written approval of the President of “AMSTAR”.

                “MANAGER” shall be personally liable to “AMSTAR” and shall hold “AMSTAR” harmless for any actions, suits, licensing actions or administrative actions, and shall indemnify “AMSTAR” for any losses from same which are the results of acts by the “MANAGER” or “MANAGER’S” branch staff which are determined to be acts of fraud, misrepresentation or illegality. “MANAGER’S” liability for this is limited to the branch gross profit before paying the “MANAGER” any compensation.

                “MANAGER” is charged with knowledge of all powers and limitations created by this agreement and “AMSTAR’S” branch manual, and shall not represent to the public powers not expressly contained therein. “MANAGER” cannot enter into any contract, loan, lease or other obligation on behalf of “AMSTAR”. “MANAGER” cannot in any way act or purport to have authority to act on behalf of “AMSTAR” except as expressly given by “AMSTAR” in this agreement.

                “MANAGER” shall be personally liable to “AMSTAR” and shall indemnify “AMSTAR” for any and all acts of the “MANAGER” outside of his/her authority, which create a liability to “AMSTAR”. For any acts outside “MANAGER” expressed authority, “MANAGER” shall be liable to “AMSTAR”, for all cost, including but not limited to, actual and potential losses, attorney fees, and other cost associated with these losses incurred as a result of the “MANAGER’S” acts outside his/her authority.

                              4.2.11    Bank Accounts Managed by Branch Manager.      “The “MANAGER” will not have any bank accounts of “AMSTAR”. “MANAGER” cannot start any bank accounts in “AMSTAR’S” name using the corporate or any other tax identification number. All trust accounts will be held by “ AMSTAR” at the home office.

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                              4.2.12   Mortgage Loan or Application Transfers.      “MANAGER” cannot transfer any “AMSTAR” loan application in process or approved loan to other mortgage loan company. All loan applicants desiring loan transfers must be approved and transferred by the home office of “AMSTAR”. Any mortgage loan transferred to “AMSTAR” from another mortgage company must have the approval of an officer or authorized agent from that company. No mortgage loan can be transferred into “AMSTAR” by the “MANAGER” from his/her former employer, unless the “MANAGER” has the express authority to do so from the previo us employer. “MANAGER” warrants to “AMSTAR” that he/she has this authority to transfer those loans if transfers are made.

                              4.2.13   Flips: Refinances: and Straw-buyers.      “MANAGER” agrees not to finance loans secured by properties, which have been sold within the previous six (6) months. This practice is known as “flips” and is becoming grounds for repurchase by mortgage investors. “MANAGER” agrees to not participate in or finance this practice. If this practice occurs in “MANAGER’S” branch, “MANAGER” agrees to pay any cost associated with this prohibited arrangement. “MANAGER” agrees to not finance any real estate where the borrower is used only for his/her credit on investment property and does not plan to actively participate in the management or payment of the loan. This person and practice is called a “Straw-buyer”. The “MANAGER” agrees to not knowingly finance any party or be apart of this prohibited practice. “MANAGER” agrees not to solicit for refinance any property financed through “AMSTAR” for a period of one year after closing the loan with “AMSTAR” or its investors.

                “MANAGER” acknowledges and agrees that no loan originated by “MANAGER’S” branch is to be solicited for refinance for a period of 12 months from the closing date of the loan. Any losses incurred by “AMSTAR” as a result will be debited from “MANAGERS” revenue prior to being compensated on any profit from the branch.

                              4.2.14   Non-Compete Contracts and Agreements.      “MANAGER” represents and warrants that this agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under or result in a violation of any other agreement, instrument, order, judgment or decree to which “MANAGER” is subject. “MANAGER” agrees to indemnify and hold harmless “AMSTAR”, its officers, directors, employees and agents of any violation of any current or former contract or employment agreement previously signed by “MANAGER” with any third party. “MANAGER” is to be exclusively employed by “AMSTAR” is the mortgage lending business and cannot work for any other mortgage lender, broker, bank or credit union.

5.0         Compensation.     SEE “ADDENDUM A”

             5.1     Reserves.   SEE “ADDENDUM B”

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6.0         Non-Disclosure.      “MANAGER” agrees not to disclose, nor reproduce any forms, manuals, communications, records, procedures, data or information provided by or owned by “AMSTAR” without the prior written approval of “AMSTAR” with the exception of the Branch manual or items within the branch manual.

               “MANAGER” acknowledges and agrees that any use or reproduction of such documents and information are for the performance of the “MANAGER’S” duties only. “MANAGER” is not permitted to use, disclose or reproduce any of “AMSTAR’S” documents or information outside the scope of “AMSTAR’S” employment.

7.0         Entire Agreement.      This Agreement contains the entire understanding between “MANAGER” and “AMSTAR” and supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement. Only written changes to this agreement are valid. No verbal agreements are valid.

8.0         Controlling Law.      The laws of the State of Texas will govern the interpretation of this Agreement, and the rights and obligations of the parties to it. The venue of any legal proceeding will be in Houston, Harris County, Texas.

               Should any of the provisions described within this Agreement are deemed invalid or unenforceable for any reason whatsoever, such shall not render invalid any of the remaining provisions of this Agreement.

9.0         Cost of Enforcement.      If any party to this Agreement retains the services of an attorney, or files a law suit, to enforce the terms and conditions of this Agreement, the prevailing party is to be paid for all cost including but not limited to court cost and reasonable attorney’s fees.

10.0       Notices.      Any notice given under this Agreement shall be in writing. It must be properly served by means of personal service, registered or certified mail sent first class with return receipt requested. Service must be addressed to the “MANAGER” at the Address of Record on file with “AMSTAR”. “MANAGER” acknowledges and agrees that it is the “MANAGER’S” responsibility to notify “AMSTAR” of any changes of his/her service address by writing “AMSTAR” of his/her address change via U.S. mail return receipt requested. Service sent to “AMSTAR” must be addressed to the home office of Amstar Mortgage, Inc., ATTN: President, 10851 Scarsdale Blvd., Suite 800, Houston, Texas 77089. Any changes of address must be in writing.

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IN WITNESS WHEREOF, the parties hereto have agreed and executed this Agreement as of the date listed following their signatures.

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MANAGER’S signature	Printed MANAGER’S Name

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Date signed by MANAGER	Social Security Number

AmStar Mortgage Corporation

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Howard Wayland Jr., President	Date signed by President

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